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                                                                       EXHIBIT 8

                  [SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]



                                October 30, 2002



Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004


                  Re: Household International, Inc. 8.875% Adjustable Conversion-Rate Equity Security Units
                           -----------------------------------------------


Ladies and Gentlemen:

         We have acted as special tax counsel to Household International, Inc. (the "Company") and Household Finance Corporation (the "Subsidiary"), both Delaware corporations, in connection with the sale to the Underwriter (as defined below) on the date hereof by the Company and the Subsidiary of 20,000,000 Adjustable Conversion-Rate Equity Security Units (initially consisting of units referred to as "units", but including, for the avoidance of doubt, the "stripped units" which may be created by the holders of the units upon substitution of certain specified zero-coupon Treasury securities for the senior notes (as defined below), pursuant and subject to the terms of the Purchase Contract Agreement (as defined below)), each with a stated value of $25, pursuant to (i) the prospectuses, dated as of September 10, 2001, and June 6, 2001 (the "Base Prospectuses"), and the prospectus supplement, dated as of October 24, 2002 (the "Prospectus Supplement" and, together with the Base Prospectuses, the "Prospectus"), and (ii) an underwriting agreement, dated as of October 24, 2002, between you (the "Underwriter"), the Company and the Subsidiary (the "Underwriting Agreement").

         The units are being issued pursuant to a purchase contract agreement, dated as of October 30, 2002 (the "Purchase Contract Agreement"), between the Company and The Bank of New York, as purchase contract agent (the "Purchase Contract Agent"). The Subsidiary's 8.875% senior notes due February 15, 2008, and comprising a component of the units (the "senior notes") are being issued pursuant to an indenture, dated as of November 1, 1994 (the "Base Indenture"), between the Subsidiary and The Bank of New York as successor in interest to Nations Bank of Tennessee, as trustee (the "Trustee"), and the supplemental indenture, dated as




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of October 30, 2002 (the "First Supplemental Indenture"), between the
Subsidiary and the Trustee.

         As special tax counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. We have examined, among other things, the following:

(a) The Underwriting Agreement, the Prospectus, the Purchase Contract Agreement, the Notes, the Base Indenture and the First Supplemental Indenture; and

(b) the pledge agreement, dated as of October 30, 2002, between JP Morgan Chase Bank, as collateral agent (the "Collateral Agent"), as custodial agent (in such capacity, the "Custodial Agent"), and as securities intermediary (in such capacity, the "Securities Intermediary"), The Bank of New York as Purchase Contract Agent, and the Company (the "Pledge Agreement").

The term "Company Agreements" means the Underwriting Agreement, the units, the Purchase Contract Agreement, the Notes, the Base Indenture, the First Supplemental Indenture, and the Pledge Agreement.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Subsidiary and others. In rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

         We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

         1. Under current law, based on certain factual representations received by us from the Company and the Subsidiary, certain facts and assumptions and subject to the limitations set forth in the Prospectus Supplement, the senior notes will be classified as indebtedness of the Subsidiary for U.S. federal income tax purposes.

         2. Based on such facts and assumptions and subject to the limitations set forth in the Prospectus Supplement, the statements set forth in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences," insofar as they purport to summarize the provisions of specific statutes and regulations referred to therein, are accurate summaries in all material respects.



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         In our opinion regarding the disclosure set forth under the caption
"Certain United States Federal Income Tax Consequences," we are opining as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any other matters of municipal law or the laws of any local agencies within any state. Such opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated in our opinion regarding the disclosure set forth under the caption "Certain United States Federal Income Tax Consequences."

         In addition to the foregoing, we hereby consent to the references to this firm under the headings "Certain United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus Supplement, and to the summarization of our opinion included therein.

         This opinion is rendered only to you as the Underwriter under the Underwriting Agreement and is solely for the benefit of the Underwriter in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.



                                                  Very truly yours,

                                                  SIDLEY AUSTIN BROWN & WOOD LLP



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